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FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  tfromer@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Reports Second Quarter Results

NEW YORK, August 9, 2005 – 4Kids Entertainment, Inc. (NYSE: KDE) today announced net revenues for the second quarter ended June 30, 2005 of $19.0 million compared to $22.1 million in the same period last year. Net income for the quarter was $631,000, or $0.05 per diluted share, compared to net income of $2.0 million, or $0.14 per diluted share, in the year-earlier period. The diluted weighted average common shares outstanding for the three months ended June 30, 2005 was 13,700,291 shares compared with 14,493,824 shares for the prior year.

For the six months ended June 30, 2005, net revenues totaled $39.3 million compared to $44.6 million in the same period last year. Net income for the six-month period was $2.6 million, or $0.19 per diluted share, compared to net income of $5.2 million, or $0.36 per diluted share, in the same period a year ago.

Al Kahn, Chairman and Chief Executive Officer, said “The decline in second quarter 2005 net revenues and net income resulted mainly from reduced home video revenue and international television sales. In addition, softer sales of Yu-Gi-Oh!™ licensed merchandise and reduced licensing revenues from Kirby™ were only partially offset by increased licensing revenue for Winx Club™ and American Kennel Club™ in the domestic market and Shaman King™ internationally.”

Second quarter 2005 results were also impacted by somewhat higher overall expenses including increased advertising and promotional costs associated with building the “4Kids TV” brand and achieving and maintaining compliance with Sarbanes-Oxley.

“We continue to execute our strategic plan,” said Kahn. “Our investment in the re-branding of the four hours of children’s programming produced by 4Kids and broadcast on Saturday mornings on FOX as “4Kids TV” has helped to improve ratings, and has enhanced our ability to attract new programming that can translate into future licensing revenues and stronger ad sales.

“We are particularly excited about our strong fall 2005 line-up on 4Kids TV. We will be building on the initial broadcast success of Winx Club ™, our first girls’ television property. In September, 4Kids TV will be premiering the new BRATZ ® television series, based upon the top-selling line of fashion dolls from MGA Entertainment, as well as MAGICAL DOREMI ™, one of Japan’s most successful girls’ programs. For our boys’ audience, this fall, we will also debut the all new G.I. Joe Sigma 6 ™ series on 4Kids TV,” stated Kahn.

“In addition to Yu-Gi-Oh! Season 5 which is scheduled to be broadcast on Kids’ WB! in the fall of 2005, a new Yu-Gi-Oh! spin-off series called Yu-Gi-Oh! GX, is scheduled for broadcast this fall on the Cartoon Network. The GX series, set a generation in the future, is expected to benefit from an expanded licensing program slated to begin in the second half of the year,” said Kahn.

In the second quarter of 2005, 4Kids repurchased an additional 250,000 shares of the Company’s common stock, bringing the total number of shares repurchased under the current 1 million share authorization to 600,000.

“Our goal is to build the world’s leading vertically integrated children’s entertainment company specializing in licensing,” Kahn said. “With no debt and cash and investments of $108.1 million at June 30, 2005, we have significant resources with which to execute our growth strategy and build our portfolio of kids content. Going forward, we will remain sharply focused on building the 4Kids TV brand and expanding our content to promising new distribution platforms that can drive long-term growth and enhanced profitability,” concluded Kahn.

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media planning and buying; and Web site development. For further information, please visit the Company’s Web sites at www.4KidsEntertainment.com and www.4Kids.TV

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

Tables follow:

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
JUNE 30, 2005 AND DECEMBER 31, 2004
(In thousands of dollars, except share data)

ASSETS	2005	2004
CURRENT ASSETS:	(Unaudited)
Cash and cash equivalents	$100,646	$111,759
Investments	7,484	16,067

Total cash and investments	108,130	127,826
Accounts receivable - net	24,644	39,917
Prepaid 4Kids TV broadcast fee, net of accumulated amortization
of $74,864 and $64,306 in 2005 and 2004, respectively	15,841	6,991
Prepaid income taxes	2,630	3,074
Prepaid expenses and other current assets	2,021	1,759
Deferred income taxes	--	158

Total current assets	153,266	179,725

PROPERTY AND EQUIPMENT - NET	2,627	2,821

OTHER ASSETS:
Accounts receivable - noncurrent, net	1,402	901
Investment in equity securities	726	726
Film and television costs - net	11,968	10,518
Deferred income taxes - noncurrent	1,700	2,241
Other assets - net	8,063	8,083

TOTAL ASSETS	$179,752	$205,015

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Due to licensors	$7,137	$16,859
Media payable	276	3,723
Accounts payable and accrued expenses	10,112	12,589
Deferred revenue	5,675	6,855
Deferred income taxes	443	--

Total current liabilities	23,643	40,026

DEFERRED RENT	1,127	1,011

Total liabilities	24,770	41,037

COMMITMENTS AND CONTINGENCIES (Note 3)

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	--	--
Common stock, $.01 par value - authorized, 40,000,000 shares;
issued, 14,431,143 and 14,411,768 shares; outstanding 13,081,143 and
13,661,768 shares in 2005 and 2004, respectively	144	144
Additional paid-in capital	58,378	58,068
Accumulated other comprehensive income	702	1,124
Retained earnings	122,181	119,586

	181,405	178,922
Less-cost of 1,350,000 and 750,000 treasury shares in 2005 and 2004, respectively	26,423	14,944

	154,982	163,978

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$179,752	$205,015

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES   CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004 (In thousands of dollars, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
NET REVENUES	$18,997	$22,097	$39,263	$44,564

COSTS AND EXPENSES:
Selling, general and administrative	8,948	8,424	17,804	16,938
Production service costs	1,986	3,038	4,122	5,001
Amortization of television and film costs and Fox broadcast fee	7,733	7,555	14,403	14,549

Total costs and expenses	18,667	19,017	36,329	36,488

INCOME FROM OPERATIONS	330	3,080	2,934	8,076

INTEREST INCOME	753	293	1,400	578

INCOME BEFORE INCOME TAXES	1,083	3,373	4,334	8,654

INCOME TAXES	452	1,330	1,739	3,444

NET INCOME	$631	$2,043	$2,595	$5,210

PER SHARE AMOUNTS:
Basic earnings per common share	$0.05	$0.15	$0.19	$0.38

Diluted earnings per common share	$0.05	$0.14	$0.19	$0.36

Weighted average common shares
outstanding - basic	13,248,711	13,794,353	13,315,162	13,880,984

Weighted average common shares
outstanding - diluted	13,700,291	14,493,824	13,766,632	14,608,084